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                                                                     EXHIBIT 4.2

                           INFORMATION HIGHWAY, INC.
                     NON-QUALIFIED STOCK OPTION AGREEMENT

     This Non-Qualified Stock Option Agreement ("Agreement") is entered into by and between INFORMATION-HIGHWAY.COM, INC. (the "Employer") and
__________________ ("Optionee").

     Pursuant to Employer's Amended and Restated Stock Option Plan (the "Plan"), Employer hereby grants to Optionee an irrevocable non-qualified stock option to purchase ________________ shares of common stock of Employer at an option price of $________ per share, payable in cash on the date of exercise.

     The date of grant of this option is______________________. This option shall terminate on the fifth anniversary of the date of grant, unless sooner terminated by reason of death, disability or other termination of status as an Employee, as defined in the Plan.

     This option shall become vested and eligible for exercise upon date of grant after which date this option shall be exercisable in whole or in part at any time and from time to time until the date of termination of this option. Exercise must be by actual delivery to Employer of a written notice of exercise signed by Optionee specifying the number of shares and accompanied by payment of the full amount of the option exercise price.

     The sale of common stock acquired on exercise of a stock option is limited by the following schedule:

     1. Up to 25% of the shares acquired may be sold within 90 days of exercise;

     2. Up to 50% (on an aggregate basis) of the shares acquired may be sold within 180 days of exercise;

     3. Up to 75% (on an aggregate basis) of the shares acquired may be sold within 270 days of exercise; and

     4.  All such shares may be sold 360 days after exercise.

     All of the terms and conditions of the Plan are hereby incorporated by this reference as a part of this Agreement as if said terms and conditions had been included herein.

     EXECUTED as of this ______ day of _____________, 200__.

OPTIONEE:                               EMPLOYER:
                                        INFORMATION HIGHWAY, INC.,
                                        a Washington corporation

                                        By:
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                                        John G. Robertson, President